UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019

Apergy Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38441	82-3066826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, Texas 77381

(Address of Principal Executive Offices, including Zip Code)

(281) 403-5772

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	APY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 18, 2019, Apergy Corporation (the “Company”), Athena Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Ecolab Inc. (“Ecolab”) and ChampionX Holding Inc. (“Newco”), a wholly owned subsidiary of Ecolab, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Company will combine with Ecolab’s upstream energy business (the “Newco Business”) in a Reverse Morris Trust transaction.

Immediately prior to the Merger (as defined below) and pursuant to a Separation and Distribution Agreement, dated as of December 18, 2019, among the Company, Ecolab and Newco (the “Separation Agreement”), Ecolab will, among other things, transfer the Newco Business to Newco and its subsidiaries (the “Reorganization”) and, thereafter, will distribute (the “Distribution”) to the Ecolab common stockholders shares of common stock, par value $0.01 per share, of Newco (the “Newco Common Stock”), as further described below.

Immediately following the Distribution, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Newco (the “Merger”), with Newco continuing as the surviving company in the Merger and as a wholly owned subsidiary of the Company.

Agreement and Plan of Merger and Reorganization

Upon consummation of the transactions contemplated by the Merger Agreement, each share of Newco Common Stock outstanding will automatically be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), at an exchange ratio calculated such that following the Merger former holders of Newco Common Stock will own, in the aggregate, 62% of the issued and outstanding Company Common Stock on a fully diluted basis and the existing holders of Company Common Stock will own, in the aggregate, 38% of the issued and outstanding Company Common Stock on a fully diluted basis.

The Merger Agreement provides that, in connection with the Merger, two individuals designated by Ecolab will be added to the Company’s Board of Directors as of the effective time of the Merger.

The Merger Agreement contains customary representations and warranties made by each of Ecolab, Newco, the Company and Merger Sub. Ecolab, Newco and the Company have also agreed to various covenants in the Merger Agreement, including, among other things, covenants (i) to conduct their respective operations in the ordinary course in all material respects and (ii) not to take certain actions prior to the closing of the Merger without the prior consent of the other party.

In addition, the Company has agreed (i) to cause a stockholder meeting to be held for the purpose of voting upon the issuance of shares of Company Common Stock (the “Stock Issuance”), (ii) not to solicit alternative transactions and (iii) subject to certain exceptions, to recommend that the Company’s stockholders vote in favor of the Stock Issuance and not to engage in any negotiations or discussions relating to any alternative transactions.

Consummation of the Merger is subject to various conditions, including, among others, (i) the Reorganization and the Distribution having taken place in accordance with the Separation Agreement; (ii) the effectiveness of the Company’s registration statement registering the Company Common Stock to be issued pursuant to the Merger Agreement, and any other required Registration Statement (as defined in the Merger Agreement); (iii) approval of the Stock Issuance by the requisite vote of the Company’s stockholders; (iv) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by certain foreign regulatory authorities; and (v) receipt of opinions with respect to the tax-free nature of the proposed transaction. The parties have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement provides for certain mutual termination rights of the Company and Ecolab, including the right of either party to terminate the Merger Agreement: (i) if the Merger is not consummated prior to September 20, 2020, which is subject to an automatic extension of 90 days in certain circumstances (the “End Date”); (ii) if a Governmental Body (as defined in the Merger Agreement) has permanently enjoined the consummation of the Merger; (iii) if the approval of the Stock Issuance has not been obtained at a duly convened meeting of the Company’s stockholders held therefor; or (iv) in the event that the other party breaches any of its representations, warranties, covenants or other agreements in the Merger Agreement such that certain closing conditions are not able to be satisfied, and such breach is not cured within the earlier of 30 days of notice of such breach by the other party and the date that is three business days prior to the End Date.

In addition, the Merger Agreement contains specified termination rights for the Company and Ecolab that requires the Company to pay Ecolab a termination fee equal to $89.9 million under certain circumstances. In addition, the Merger Agreement provides that the Company will reimburse Ecolab’s and Newco’s transaction-related expenses in an amount equal to $25 million if the Merger Agreement is terminated because the Company’s stockholders do not approve the Stock Issuance.

Certain additional agreements have been or will be entered into in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement, including, among others:

•

an Intellectual Property Matters Agreement between Ecolab and Newco, pursuant to which (i) Ecolab will grant Newco exclusive and non-exclusive licenses to certain intellectual property owned by Ecolab and its affiliates and used in the Newco Business and (ii) Newco will grant Ecolab exclusive and non-exclusive licenses to certain intellectual property owned by Newco and its affiliates and used in Ecolab’s business;

•

an Employee Matters Agreement among the Company, Newco and Ecolab, which will govern, among other things, Ecolab, Newco and the Company’s obligations with respect to current and former employees of the Newco Business;

•

a Transition Services Agreement between Ecolab and Newco, pursuant to which each party will, on a transitional basis, provide the other party with certain support services and other assistance after the Distribution and Merger; and

•

a Tax Matters Agreement among the Company, Newco and Ecolab, which governs, among other things, Ecolab, Newco and the Company’s respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, responsibility for and preservation of the expected tax-free status of the transactions contemplated by the Separation Agreement and certain other tax matters.

Separation Agreement

The Separation Agreement governs the rights and obligations of Ecolab, the Company and Newco regarding the Reorganization, and provides, among other things, for the transfer by Ecolab to Newco of certain assets, and the assumption by Newco of certain liabilities, related to the Newco Business. The Separation Agreement also governs the rights and obligations of Ecolab and Newco regarding the Distribution. At Ecolab’s election, the Distribution may be effected by means of a pro-rata distribution of Newco Common Stock to Ecolab’s stockholders or through an exchange offer of currently issued and outstanding shares of common stock of Ecolab for Newco Common Stock, which would be followed by a pro rata, clean-up distribution of any unsubscribed shares.

The Separation Agreement also sets forth other agreements between Ecolab, Newco and the Company related to the Distribution, including provisions concerning the termination and settlement of intercompany accounts and the obtaining of necessary governmental approvals and third-party consents. The Separation Agreement also sets forth agreements that govern certain aspects of the relationship between Ecolab, Newco and the Company after the Distribution, including provisions with respect to release of claims, indemnification, insurance, access to financial and other information and access to and provision of records. The parties have mutual ongoing indemnification obligations following the Distribution with respect to losses related to the Newco Business and Ecolab’s business, respectively.

Additionally, at or prior to the Separation Effective Time (as defined in the Separation Agreement), Newco will make a cash distribution to Ecolab equal to $525 million plus the estimated amount of certain taxes paid prior to the separation up to a $12 million cap. The Separation Agreement provides that Newco will have at least $45 million of cash as of the closing of the transaction, and also includes a post-closing adjustment based on the net debt of Newco as of the closing of the transaction.

Consummation of the Distribution is subject to the satisfaction or waiver of all conditions under the Merger Agreement (other than those conditions that are to be satisfied contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time).

Commitment Letter

On December 18, 2019, the Company entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. (“JPM”) pursuant to which JPM commits to (i) use commercially reasonable efforts to obtain necessary consents from the lenders under the Company’s existing Credit Agreement, dated as of May 8, 2018 (the “Existing Credit Agreement”), in order for certain amendments (the “Proposed Amendment”) described in the Commitment Letter and related to consummation of the Merger to become effective, including a $150 million increase of the existing revolving credit facility under the Existing Credit Agreement and (ii) provide a backstop facility consisting of a $295 million term loan facility and a $400 million revolving credit facility (the

“Backstop Facility”) to the extent the Proposed Amendment does not become effective. The proceeds of the Backstop Facility will be used by the Company to refinance the outstanding indebtedness under the Existing Credit Agreement to the extent the Proposed Amendment is not effective on or before the closing date of the Merger. The commitments under the Commitment Letter are subject to customary closing conditions. To the extent the Proposed Amendment becomes effective, the commitments with respect to the Backstop Facility shall automatically terminate pursuant to the terms of the Commitment Letter.

The Merger Agreement, Separation Agreement and Employee Matters Agreement have been filed, and the above descriptions have been included, to provide investors and securityholders with information regarding the terms of such agreements. They are not intended to provide any other factual information about the Company, Ecolab, Newco, Merger Sub, their respective subsidiaries or affiliates, or the Newco Business. The Merger Agreement contains representations and warranties that Ecolab and Newco, on the one hand, and the Company and Merger Sub on the other hand, made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, such representations and warranties should not be relied upon as statements of factual information.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Agreement and Plan of Merger and Reorganization, dated as of December 18, 2019, by and among Ecolab Inc., ChampionX Holding Inc., Apergy Corporation, and Athena Merger Sub, Inc.

2.2*	Separation and Distribution Agreement, dated as of December 18, 2019, by and among Ecolab Inc., ChampionX Holding Inc. and Apergy Corporation.

10.1*	Employee Matters Agreement, dated as of December 18, 2019, by and among Ecolab Inc., ChampionX Holding Inc. and Apergy Corporation.

*

Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apergy Corporation
(Registrant)

Date: December 20, 2019	/s/ Jay A. Nutt
Jay A. Nutt
Senior Vice President and Chief Financial Officer